Exhibit 5.1

April 10, 2013

Barclays Bank PLC,

      1 Churchill Place,

              London E14 5HP,

                    United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $1,000,000,000 aggregate principal amount of 7.75% Fixed to Fixed Rate Contingent Capital Notes due April 2023 Callable April 2018 (the “Securities”) of Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Bank”), issued in global form pursuant to the Dated Subordinated Debt Securities Indenture, dated as of October 12, 2010 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of April 10, 2013 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis

Barclays Bank PLC

of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to Section 12.01 of the Base Indenture or Section 5.01 of the Second Supplemental Indenture, each of which is expressly stated to be governed by the laws of England and Wales.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that (i) the Bank has been duly organized and is an existing company under the laws of England and Wales and (ii) the Securities and the Indenture have been duly authorized, executed and delivered in accordance with the laws of England and Wales. We note that with respect to all matters of the laws of England and Wales relevant to the validity and legality of the Securities, you are receiving the opinion, dated the date hereof, of Clifford Chance LLP.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible,

Barclays Bank PLC

and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated April 3, 2013. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP